Exhibit 4.83

Domain Name License Termination Agreement

This Domain Name License Termination Agreement (the “Agreement”) is entered into by and among the following parties on December 31, 2012 in Beijing:

Party A: Baidu Online Network Technology (Beijing) Co., Ltd. (the “Licensor”)

Address:

Party B: Beijing BaiduPay Science and Technology Co., Ltd. (the “Licensee”)

Address:

WHEREAS

1. Party A and Party B entered into a Domain Name License Agreement (the “License Agreement”) as of February 28, 2008;

2. The Licensor is a wholly foreign-owned limited liability company registered in Beijing under the laws of the People’s Republic of China (the “PRC”);

3. The Licensee, a limited liability company incorporated in Beijing under the laws of the PRC, is licensed by Beijing Municipal Telecommunication Management Bureau to carry on the business of the Internet Information Service;

4. The Licensor transferred the Domain Name (baifubao.com) and all rights under the License Agreement to the Licensee on April 22, 2010 and completed the transfer procedures in December 2012.

NOW THEREFORE, the parties agree as follows:

The License Agreement shall be terminated pursuant to PRC Contract Law and Section 11 of the License Agreement.

IN WITNESS THEREOF, the parties hereto have caused this Agreement to be duly executed by a duly authorized representative on their behalf as of the date first set forth above. This Agreement shall be effective as of the date first set forth above.

[Signature Page Follows]

Party A: Baidu Online Network Technology (Beijing) Co., Ltd.

Legal representative:

Seal: /s/ Baidu Online Network Technology (Beijing) Co., Ltd.

Party B: Beijing BaiduPay Science and Technology Co., Ltd.

Legal representative:

Seal: /s/ Beijing BaiduPay Science and Technology Co., Ltd.

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